Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE

Contact:

MEDIA COMMUNICATIONS Amy Bass Director of Corporate Communications 417-625-5114 abass@empiredistrict.com	INVESTOR RELATIONS Jan Watson Secretary – Treasurer 417-625-5108 jwatson@empiredistrict.com

THE EMPIRE DISTRICT ELECTRIC COMPANY

ANNOUNCES NEW ELECTRIC RATES FOR MISSOURI CUSTOMERS

JOPLIN, MO — August 19, 2010 — The Empire District Electric Company (NYSE:EDE) today announced that the Missouri Public Service Commission (MPSC) has found that the Plum Point Generating Station located at Osceola, Arkansas, met all in-service criteria prior to the August 15 deadline that was established in the MPSC Order issued on May 19, 2010.

The Order granted an annual increase in revenues of approximately $46.8 million, or about 13.4 percent.  For a residential customer using 1,000 kilowatt hours per month, this will mean a monthly increase of about $13.00.  Rates are expected to go into effect on September 10, 2010.

In making the announcement, Bill Gipson, president and CEO, stated, “The new rates will allow us to begin recovery of the costs associated with the environmental upgrades at Iatan 1 and the new Plum Point Generating Station.  These additions will allow us to continue to provide reliable service to our customers with a balanced mix of resources using the least cost options.”

Commission Chairman Robert M. Clayton III in a release issued by the MPSC stated, “The Commission is pleased that the state-of-the-art Plum Point power plant is now providing service to Empire’s customers.  This facility has the most advanced equipment available to meet all required environmental regulations.”

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THE EMPIRE DISTRICT ELECTRIC COMPANY • 602 JOPLIN AVENUE • JOPLIN, MISSOURI 64802 • 417-625-5100 • FAX: 417-625-5169 • www.empiredistrict.com

Because of construction delays, recovery of the Company’s costs related to the new Iatan 2 generating unit - which was originally sought in this case - has been postponed until the next case in Missouri. The Company anticipates filing the next rate case in mid-to-late September.

Based in Joplin, Missouri, The Empire District Electric Company (NYSE:EDE) is an investor-owned utility providing electric, natural gas (through its wholly owned subsidiary The Empire District Gas Company) and water service, with approximately 215,000 customers in Missouri, Kansas, Oklahoma, and Arkansas.  A subsidiary of the Company also provides fiber optic services.  For more information regarding Empire, visit www.empiredistrict.com.

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Certain matters discussed in this press release are “forward-looking statements” intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995.  Such statements address future plans, objectives, expectations, and events or conditions concerning various matters.  Actual results in each case could differ materially from those currently anticipated in such statements, by reason of the factors noted in our filings with the SEC, including the most recent Form 10-K and 10-Q.